Exhibit 99.1

Contact:

Brian E. Powers, Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

216-243-2449

August 10, 2021
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces Second Quarter 2021 Results

●	Revenue $26.4 million, an increase of 42% over Q2 2020
●	Operating income $2.1 million, an increase of 299%
●	Net income $1.2 million, an increase of 445%

CLEVELAND, OHIO, August 10, 2021 – Crawford United Corporation (OTC: CRAWA), a growth-oriented holding company serving diverse markets, today reported results for the three-month and six-month periods ended June 30, 2021.

For the quarter ended June 30, 2021, sales were $26.4 million compared with $18.6 million in the same period last year, an increase of 42%.  In this quarter, the Company recorded operating income of $2.1 million compared with operating income of $0.5 million in the same period last year, an increase of 299%. Net income was $1.2 million, or $0.37 per fully diluted share, compared to $0.2 million, or $0.07 per fully diluted share in the same period last year, an increase of 445% in net income.

For the six months ended June 30, 2021, sales were $50.4 million compared to $43.9 million in the same period last year, an increase of 15%. In this six-month period, the Company recorded operating income of $4.4 million compared to operating income of $3.7 million in the same period last year, an increase of 21%.  Net income was $4.4 million, or $1.29 per fully diluted share, compared to $2.3 million, or $0.69 per fully diluted share in the same period last year, an increase of 90% in net income.

For the quarter and the six months ended June 30, 2021, the increases in sales and operating income were due to the acquisitions of Komtek Forge and Global-Tek Manufacturing, as well as organic growth and a recovery in customer demand as we emerge from the global pandemic. Net income was positively impacted by forgiveness of debt in the amount of $1.5 million under the CARES Act.

Brian Powers, Chief Executive Officer, stated “We are pleased with the ongoing success of our business model. Our recent acquisitions of Komtek Forge, Global-Tek Manufacturing and Emergency Hydraulics will positively impact our levels of sales and earnings for the remainder of 2021. Crawford United is continuing to explore opportunities for increased revenue and improved profitability, always with an eye towards additional acquisitions.”

About Crawford United Corporation. Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, education, aerospace, defense, and transportation. The company currently operates two business segments. The Commercial Air Handling Equipment business is a leader in designing, manufacturing, and installing highly customized, large-scale commercial, institutional, and industrial air handling solutions, primarily for hospitals and universities. The Industrial & Transportation Products segment provides highly complex precision components to customers in the aerospace and defense industries, as well as a full line of branded metal, silicone, plastic, rubber, hydraulic, marine and fuel hose products. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements, or other statements made by the Company, are made based upon management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by such forward looking statements. These uncertainties and factors include the Company’s ability to successfully integrate acquisitions, and manage the larger operations of the combined businesses, the Company’s dependence upon a limited number of customers in the aerospace industry, the highly competitive industry in which the Company operates, which includes several competitors with greater financial resources and larger sales organizations, the Company’s ability to capitalize on market opportunities in certain sectors, the Company’s ability to obtain cost effective financing and the Company’s ability to satisfy obligations under its financing arrangements, statements related to the expected effects on the Company’s business of the COVID-19 pandemic, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company’s products,  actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions and any re-imposed public health measures or tightened public health restrictions in response to any increased spread of new strains of COVID-19 in the Company’s markets, the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, the pace of recovery when the COVID-19 pandemic subsides, efforts made to combat COVID-19, including vaccine development and distribution, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, as well as the risks described from time to time in the Company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Brian E. Powers

Chief Executive Officer

216-243-2449

bpowers@crawfordunited.com

“Crawford United has a great future behind it.”

CRAWFORD UNITED CORPORATION
Consolidated Income Statement (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,

	2021		2020		2021		2020
Sales	$26,449,885	100%	$18,576,588	100%	$50,443,889	100%	$43,858,162	100%
Cost of Sales	20,669,595	78%	15,077,549	81%	38,660,678	77%	34,150,980	78%
Gross Profit	5,780,290	22%	3,499,039	19%	11,783,211	23%	9,707,182	22%

Selling, general and administrative expenses	3,660,493	14%	2,968,519	16%	7,337,954	14%	6,038,513	14%
Operating Income	2,119,797	8%	530,520	3%	4,445,257	9%	3,668,669	8%

Interest charges	238,696	1%	235,289	1%	457,314	1%	532,710	1%
Other (income) expense, net	286,644	1%	(12,394)	0%	(1,275,473)	-3%	58,967	0%
Income before Income Taxes	1,594,457	6%	307,625	2%	5,263,416	11%	3,076,992	7%
Income tax expense	347,152	1%	78,788	0%	872,694	2%	772,585	2%
Net income	$1,247,305	5%	$228,837	1%	$4,390,722	9%	$2,304,407	5%

Net income (loss) per common share
Basic	$0.37		$0.07		$1.29		$0.70
Diluted	$0.37		$0.07		$1.29		$0.69

Weighted average shares outstanding
Basic	3,408,906		3,317,665		3,400,917		3,314,573
Diluted	3,409,800		3,319,264		3,401,805		3,316,217